STATE OF DELAWARE
                 CERTIFICATE OF AMENDMENT
              OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Omagine, Inc. resolutions were adopted setting forth a proposed amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered
" FOURTH " so that, as amended, said Article shall be and read as follows:

The Corporation shall be authorized to issue two (2) classes of stock. One class shall be designated as Common Stock and shall be the voting stock of the corporation. The total number of Shares of Common Stock that the corporation is authorized to issue is seventy-five million (75,000,000) shares, with a par value of one-tenth of one cent ($0.001) each. The other class of stock corporation shall have authority to issue shall be designated as Preferred Stock, and shall be non-voting stock of the corporation. The total number of Shares of Preferred Stock that the corporation shall have authority to issue shall be eight hundred fifty thousand (850,000) Shares which shall have a par value of one-tenth of one cent ($0.001) each and which may be issued in series by the Board of Directors from time to time. The terms, conditions and character of the Shares of Preferred Stock shall be fixed by the Board of Directors of the corporation prior to the time of any such Preferred Stock Shares are issued by the corporation.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 18th day of January, 2008.



                        By:  /s/ Charles P. Kuczynski
                             ------------------------
                        Title:  Corporate Secretary
                        Name:   Charles P. Kuczynski